Exhibit 10.2

Execution Version

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of December 13, 2022, by and among Rice Acquisition Corp. II, a Cayman Islands exempted company (“RONI”), Rice Acquisition Sponsor II LLC, a Delaware limited liability company (“Sponsor”), NET Power, LLC, a Delaware limited liability company (the “Company”), and the other Persons whose names appear on the signature pages hereto (each such Person, a “Company Unitholder” and, collectively, the “Company Unitholders”).

RECITALS

WHEREAS, on December 13, 2022, RONI, Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company (“RONI Holdings”), Topo Buyer Co, LLC, a Delaware limited liability company (the “Buyer”), Topo Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and the Company entered into that certain Business Combination Agreement (in the form provided to each of the Company Unitholders prior to the date hereof, the “Business Combination Agreement”) that, among other things, provides for a business combination transaction pursuant to which the Company will, through a series of transactions, become an indirect wholly-owned Subsidiary of RONI Holdings;

WHEREAS, the Company Unitholders agree to enter into this Agreement with respect to all Company Equity Interests (as defined in the Business Combination Agreement) that the Company Unitholders now or hereafter control and/or own, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record;

WHEREAS, the Company Unitholders are the owners of, and have sole voting power (including, without limitation, by proxy or power of attorney) over, such number of Company Units (as defined in the Business Combination Agreement) as are indicated opposite each of their names on Schedule A attached hereto;

WHEREAS, as a condition to the willingness of RONI to enter into the Business Combination Agreement and of Sponsor to support the Business Combination, and, in each case, as an inducement and in consideration therefor, the Company Unitholders have agreed to enter into this Agreement; and

WHEREAS, each of RONI, Sponsor, the Company and each Company Unitholder has determined that entering into this Agreement is in its best interests and, as applicable, that of its stockholders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions.

1.1 Terms Defined Herein. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Business Combination Agreement shall be validly terminated pursuant to its terms, and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

“Transfer” shall mean, with respect to any security, any direct or indirect sale, assignment, tender, exchange, pledge, hypothecation, disposition or loan, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant, or placement in trust or other transfer of such security (including by operation of law), or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, or entry into any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, excluding entry into this Agreement, the Business Combination Agreement and the other Ancillary Agreements (as applicable) and the consummation of the transactions contemplated hereby and thereby.

1.2 BCA Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

2. Agreement to Retain the Company Equity Interests.

2.1 No Transfer of Company Equity Interests. Until the Expiration Time, each Company Unitholder unconditionally and irrevocably agrees not to, without the prior written consent of RONI and the Company (such consent to be given or withheld in each of their respective sole discretions), (a) Transfer any Company Equity Interests, (b) deposit any Company Equity Interests into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to Company Equity Interests or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement), (c) engage in any swap, hedging or other transaction which is designed to, or which would (either alone or in connection one or more events, developments or events) lead to or result in a Transfer of the Company Equity Interests, or (d) take any action that would reasonably be expected to have the effect of preventing or materially delaying the performance of such Company Unitholder’s obligations hereunder; provided, that any Company Unitholder may Transfer any such Company Equity Interests to any other Company Unitholder or any Affiliate of any such Company Unitholder in accordance with the terms of the Company LLCA, subject to such transferee’s prior or concurrent written agreement, reasonably satisfactory to each of RONI and the Company, evidencing such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Company Unitholder.

2.2 Additional Purchases. Until the Expiration Time, each Company Unitholder unconditionally and irrevocably agrees that any Company Equity Interests that such Company Unitholder purchases or otherwise hereinafter acquires (including as a result of the exercise of any option to purchase or receive Company Equity Interests or as the result of a permitted Transfer) or with respect to which such Company Unitholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Company Unitholder as of the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Company Equity Interests in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Consent and Approve.

3.1 Hereafter until the Expiration Time, each Company Unitholder agrees that, except as otherwise agreed in writing with each of RONI and the Company: (a) within forty-eight (48) hours after the Registration Statement being declared effective by the SEC, each such Company Unitholder shall execute and deliver the Company Written Consent (as defined in the Business Combination Agreement), which consent shall approve the Business Combination Agreement and the Transactions, including the Merger. Following such execution and delivery, each Company Unitholder hereby agrees that it will not revoke, withdraw or repudiate the Company Written Consent. The Company Written Consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable.

3.2 Hereafter until the Expiration Time, and subject to Section 2 hereof, no Company Unitholder shall enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant a proxy or power of attorney, with respect to the Company Equity Interests that is inconsistent with this Agreement or otherwise take any other action with respect to the Company Equity Interests that would prevent, materially restrict, materially limit or materially interfere with the performance of such Company Unitholder’s obligations hereunder or the consummation of the transactions contemplated hereby.

3.3 Hereafter until the Expiration Time, at any meeting of, or in any action by written consent or vote of, the members of Company undertaken, or at any postponement or adjournment thereof, to seek the affirmative vote, consent, or approval of the holders of the Company Equity Interests, each Company Unitholder shall vote (or cause to be voted) all Company Equity Interests, currently or hereinafter owned or controlled (including by proxy or otherwise) by such Company Unitholder against, and withhold consent with respect to, (i) any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Business Combination Agreement, the Transactions and the other transactions contemplated thereby, including the Merger), (ii) any proposal in opposition to approval of the Business Combination Agreement or in competition with or inconsistent with the Business Combination Agreement (including any Competing Transaction), or (iii) any proposal, action or agreement that would (x) impede, frustrate, interfere with, delay, postpone, prevent, nullify, or adversely affect the Transactions or any material provision of this Agreement, the Business Combination Agreement, any other Ancillary Agreements or the transactions contemplated hereby or thereby, (y) result in a breach in any respect of any material covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement, or (z) result in any of the conditions set forth in Article 8 of the Business Combination Agreement not being fulfilled. No Company Unitholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

4. Additional Agreements.

4.1 Each Company Unitholder agrees not to commence, join in, knowingly facilitate, assist or knowingly encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against RONI, Sponsor, the Company or the other parties to the Business Combination Agreement or any of their respective successors or directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement or the Business Combination Agreement.

4.2 Each Company Unitholder agrees that, at or prior to the Closing, it will execute and deliver (or cause to be delivered) a counterpart to each of the Stockholders Agreement, the RONI Holdings A&R LLCA and the Tax Receivable Agreement (each in the form thereof attached as an exhibit to the Business Combination Agreement and provided to each of the Company Unitholders prior to the date hereof).

4.3 Each Company Unitholder agrees to accept the delivery of the RONI Interests to such Company Unitholder at the Closing in accordance with the terms of the Business Combination Agreement, and agrees that once such RONI Interests are delivered to such Company Unitholder, no other consideration may be claimed by such Company Unitholder in respect of such Company Unitholder’s equity in the Company immediately prior to Closing except as provided in the Business Combination Agreement and any Ancillary Agreement.

4.4 Until the Expiration Time, each Company Unitholder agrees to comply with the obligations applicable to Affiliates of the Company pursuant to Section 6.19(a) of the Business Combination Agreement as if such Company Unitholder were party thereto.

5. Representations and Warranties of the Company Unitholders. Each Company Unitholder hereby represents and warrants to RONI and Sponsor as follows:

5.1 Due Authority. Such Company Unitholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Company Unitholder and constitutes a valid and binding agreement of such Company Unitholder enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

5.2 Ownership of the Company Equity Interests. As of the date hereof, such Company Unitholder is the owner of the Company Equity Interests indicated on Schedule A hereto opposite such Company Unitholder’s name, free and clear of any and all Liens, other than (i) those created by this Agreement, (ii) as may be set forth in the Governing Documents of the Company, or (iii) as disclosed on Schedule A. Such Company Unitholder has as of the date hereof and, except pursuant to a transfer permitted in accordance with Section 2.1 hereof, will have until the Expiration Time, sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Company Unitholder set forth in this Agreement, in each case, over all Company Equity Interests currently or hereinafter owned by such Company Unitholder. As of the date hereof, such Company Unitholder does not own any other voting securities of the Company other than the Company Units set forth on Schedule A opposite such Company Unitholder’s name. As of the date hereof, such Company Unitholder does not own any rights to purchase or acquire any other equity securities of the Company, except as set forth on Schedule A opposite such Company Unitholder’s name.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Company Unitholder does not, and the performance by such Company Unitholder of the obligations under this Agreement and the compliance by such Company Unitholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Company Unitholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any limited liability company agreement, certificate of formation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Company Unitholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Equity Interests owned by such Company Unitholder pursuant to any Contract to which such Company Unitholder is a party or by which such Company Unitholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Company Unitholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to such Company Unitholder in connection with the execution and delivery of this Agreement or the consummation by such Company Unitholder of the transactions contemplated hereby.

5.4 Absence of Litigation. As of the date hereof, there is no action pending against, or, to the knowledge (after reasonable inquiry) of such Company Unitholder, threatened against such Company Unitholder that would reasonably be expected to materially impair the ability of such Company Unitholder to perform such Company Unitholder’s obligations hereunder or to consummate the transactions contemplated hereby.

5.5 Absence of Other Voting Agreement. Except for this Agreement, such Company Unitholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Company Equity Interests or other equity securities of the Company owned by such Company Unitholder, or (ii) granted any proxy, consent or power of attorney with respect to any Company Equity Interests or other equity securities of the Company owned by such Company Unitholder (other than as contemplated by this Agreement).

6. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Expiration Time and (ii) as to each Company Unitholder, the mutual written agreement of RONI, the Company and such Company Unitholder (such date, the “Termination Date”); provided, however, that notwithstanding the foregoing, the provisions of Section 8 shall survive any termination of this Agreement pursuant to the foregoing clause (i) due to the occurrence of the Effective Time.

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any other party, any direct or indirect ownership or incidence of ownership of or with respect to the Company Unitholder’s Company Equity Interests. All rights, ownership and economic benefits of and relating to the Company Unitholder’s Company Equity Interests and shall remain vested in and belong to the Company Unitholder, and no other party shall have any authority to direct the Company Unitholders in the voting or disposition of any of the Company Equity Interests except as otherwise provided herein.

8. Post-Closing Covenants. If the 2023 Omnibus Incentive Plan is not adopted and approved by the affirmative vote of the holders of the requisite number of RONI Shares prior to the Closing, then in any action by written consent or vote of the holders of RONI Shares undertaken after the Closing to seek the consent of the holders of RONI Shares to adopt and approve the 2023 Omnibus Incentive Plan in the form (including as to the number of RONI Shares) provided to each of the Company Unitholders prior to the date hereof, each Company Unitholder hereby unconditionally and irrevocably agrees to vote (or cause to be voted) all RONI Shares hereinafter owned or controlled (including by proxy or otherwise) by such Company Unitholder in favor of the foregoing.

9. Miscellaneous.

9.1 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, unenforceable, or against its regulatory policy, the remainder of this Agreement will continue in full force and effect and the application of such term, provision, covenant or restriction to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto such that this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto further agree to replace such void or unenforceable term, provision, covenant or restriction of this Agreement with a valid and enforceable term, provision, covenant or restriction that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable term, provision, covenant or restriction.

9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Termination Date. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing Date or the termination of this Agreement.

9.3 Assignment. Except for in connection with a Transfer as permitted pursuant to Section 2.1, no party hereto may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto. Subject to the first sentence of this Section 9.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 9.3 shall be void.

9.4 Amendments and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, at any time, by execution of an instrument in writing signed on behalf of each of the parties hereto with respect to any of the terms contained herein.

9.5 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to enforce specifically the terms and provisions hereof in the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware (the “Chosen Courts”) and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties hereto. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party hereto for specific performance or injunctive relief, it will not assert that a remedy at Law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

9.6 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized courier service guaranteeing overnight delivery, or sent via email to the parties hereto at the following addresses:

Notices to RONI:

Rice Acquisition Corp. II

102 East Main Street, Second Story

Carnegie, Pennsylvania 15106
Attention: Daniel Joseph Rice IV; J. Kyle Derham
E-mail: danny@teamrice.com;
kyle@riceinvestmentgroup.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10002
Attention: David B. Feirstein, P.C.
E-mail: david.feirstein@kirkland.com

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002
Attention: Cyril V. Jones, P.C., Jennifer R. Gasser
E-mail: cyril.jones@kirkland.com;
jennifer.gasser@kirkland.com

Notices to the Company: NET Power, LLC 406 Blackwell Street 4th Floor Durham, NC 27701 Attention: General Counsel Email: Legal@NETPower.com	with a copy to (which shall not constitute notice): Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Attention: Thomas R. Burton III E-mail: trburton@mintz.com
Notices to any Company Unitholder: To the address for notice set forth on Schedule A hereto.

Unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date received, if delivered personally, (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, and (c) on the date received, if delivered by email. Each of the parties hereto will be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

9.7 Applicable Law; Jurisdiction of Disputes.

(a) This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, and any action, suit, dispute, controversy or claim arising out of this Agreement, or the validity, interpretation, breach or termination of this Agreement, shall be governed by and construed in accordance with the laws of the state of Delaware without regard to any conflicts of law provisions that would require the application of the laws of any other jurisdiction.

(b) Each of RONI, the Company and the Company Unitholders irrevocably consents to the exclusive jurisdiction and venue of the Chosen Courts in connection with any matter based upon or arising out this Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each of RONI, the Company and the Company Unitholders shall not assert as a defense in any legal dispute, that (a) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (c) such person’s property is exempt or immune from execution, (d) such legal proceeding is brought in an inconvenience forum or (e) the venue of such legal proceeding is improper. Each of RONI, the Company and the Company Unitholders hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each of RONI, the Company and the Company Unitholders hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.6. Notwithstanding the foregoing in this Section 9.7, each of RONI, the Company and the Company Unitholders may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.

9.8 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

9.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any other Person other than the parties hereto any rights or remedies. This Agreement is not intended to and shall not be construed to give any third-party any interest or rights (including, without limitation, any third-party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

9.10 Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

9.11 Effect of Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12 Legal Representation. Each of the parties hereto agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document.

9.13 Expenses. Except as otherwise set forth in this Agreement and the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

9.14 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties hereto to this Agreement in their capacities as such and no former, current or future stockholders, unitholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, unitholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties hereto to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the matters contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party hereto against the other parties hereto, in no event shall any party hereto or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

9.15 No Group. The obligations of each Company Unitholder hereunder are several and not joint with the obligations of any other Company Unitholder, and no Company Unitholder shall be responsible in any way for the performance of the obligations of any other Company Unitholder hereunder. Nothing contained herein, and no action taken by any Company Unitholder pursuant hereto, shall be deemed to constitute the Company Unitholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Company Unitholders in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.

9.16 Waiver. No failure or delay on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

RONI:

RICE ACQUISITION CORP. II

By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Chief Executive Officer

SPONSOR:

Rice Acquisition Sponsor II LLC

By:	/s/ Daniel Joseph Rice, IV
Name:	Daniel Joseph Rice, IV
Title:	Chief Executive Officer

COMPANY:

NET POWER, LLC

By:	/s/ Ron DeGregorio
Name:	Ron DeGregorio
Title:	Chief Executive Officer

COMPANY UNITHOLDERS:

NPEH LLC

By: 8 Rivers Capital, LLC, its Manager

By:	/s/ Cameron Hosie
Name:	Cameron Hosie
Title:	Chief Executive Officer

[Signature Page to Company Support Agreement]

CONSTELLATION ENERGY GENERATION, LLC

By:	/s/ Bryan Hanson
Name:	Bryan Hanson
Title:	Executive Vice President

OLCV NET POWER, LLC

By:	/s/ E. Richard Callahan
Name:	E. Richard Callahan
Title:	President

BAKER HUGHES ENERGY SERVICES LLC

By:	/s/ Michael Csizmadia
Name:	Michael Csizmadia
Title:	Vice President and General Counsel

[Signature Page to Company Support Agreement]

Schedule A

Company Unitholder Name	Addresses for Notice	Number of Options		Number of Units
NPEH LLC	406 Blackwell Street 4th Floor, Crowe Building Durham, NC 27701 Attn: General Counsel	-		940,000
Constellation Energy Generation, LLC	1310 Point Street Baltimore, MD 21231 Attn: Chief Operations Officer with a copy to (which shall not constitute notice): 1310 Point Street Baltimore, MD 21231 Attn: Associate General Counsel, Corporate and Commercial	28,764	[1]	1,099,999
OLCV NET Power, LLC	5 Greenway Plaza Suite 110 Houston, TX 77046 Email: OLCV_deals@oxy.com with a copy to (which shall not constitute notice): White & Case LLP 609 Main Street, Suite 2900 Houston, TX 77002 Attn: A.J. Ericksen, Emery Choi Email: AJ.ericksen@whitecase.com emery.choi@whitecase.com	716,935	[2]	1,455,554
Baker Hughes Energy Services LLC	17021 Aldine Westfield Road Houston, TX 77073 Attn: General Counsel with a copy to (which shall not constitute notice): Paul Hastings LLP 600 Travis Street, Floor 58 Houston, TX 77002 Attn: Rocio Guadalupe Mendoza Email: rociomendoza@paulhastings.com	-		166,802
Total	N/A	745,699		3,662,355

[1]	Reflects 28,764 options issued to Constellation Energy Generation, LLC (f/k/a Exelon Generation Company, LLC) in connection with member loans to the Company, which options remain unexercised.

[2]	Reflects (i) 5,824 options issued to OLCV NET Power, LLC in connection with member loans to the Company, which options remain unexercised, and (ii) an option to purchase 711,111 shares in the Company, which option will be cancelled immediately prior to Closing in exchange for the issuance of 247,655 shares in the Company.

A-1